Exhibit 99.1

The Directors Energys Group Limited Suite 102, Cannon Place, PO Box 712 North Sound Road, George Town, Grand Caymen KY1-9006 Cayman Islands (the Company)	Date: 3 March 2026 Our ref: 1935\1251240066.2\200170.00002 Your ref: Direct tel: 01618367816 E-mail: Nigel.Brown@gateleylegal.com

Dear All

Energys Group Limted

1.	Introduction

1.1	We act as legal advisers to the Company in the United Kingdom. We have been requested by the Company to issue this legal opinion to the directors of the of the Company and to the Company’s legal advisers Loeb & Loeb in connection with the Company’s registration statement on Form F-1 (the Registration Statement) and accompanying prospectus (the Prospectus) filed with the Securities and Exchange Commission under the United States Securities Act 1933 (the Securities Act) relating to the offer and resale of certain ordinary shares of par value US$0.0001 of the Company (the Resale Ordinary Shares) issued to certain Selling Shareholders (as defined in the Prospectus) and certain warrants to subscribe for ordinary shares of par value US$0.0001 of the Company to be issued to certain Selling Shareholders (together with the Resale Ordinary Shares the Resale Shares).

1.2	This Opinion is limited to the law of England and Wales (English law) in force at the date of this Opinion. It is given on the basis that it will be governed by and construed in accordance with English law and that any dispute concerning its interpretation or otherwise arising out of or in relation to it will be determined by the courts of England and Wales (the English courts).

1.3	We are qualified to practise English law and do not express or imply any opinion on any laws other than those of England and Wales (together England). Save as set out in this opinion we have made no investigation of any other laws which may be relevant to the Company or the issue of the Resale Shares or the issue of the Registration Statement and accompanying Prospectus.

1.4	In this Opinion

1.4.1	a reference to a paragraph or schedule is, unless otherwise stated, a reference to a paragraph of, or a schedule to, this Opinion;

1.4.2	a reference to the UK Companies is a reference to each and all of those subsidiary companies of the Company listed in schedule 1; and

1.4.3	a reference to the Companies Act means the Companies Act 2006 (as amended) of the United Kingdom.

Ship Canal House gateleylegal.com 98 King Street Manchester M2 4WU DX 14317 Manchester 1 0161 836 7700
Gateley Legal is the business name of Gateley Plc, a public limited company incorporated in England and Wales. Registered number: 9310187. VAT Registered Number: GB 991 2809 90. Registered office: One Eleven Edmund Street, Birmingham, B3 2HJ. Authorised and regulated by the Solicitors Regulation Authority, SRA number 621996.

1.5	The headings in this Opinion are for convenience only and do not affect the interpretation or construction of this Opinion.

1.6	The schedules form part of this letter and have the same effect as if expressly set out in the body of this letter and shall be interpreted and construed as though they were set out in this letter.

2.	Documents reviewed and enquiries made

2.1	For the purposes of this Opinion we have:

2.1.1	examined the documents listed in part 1 of schedule 2 to this Opinion (the Transaction Documents);

2.1.2	examined the documents listed in part 2 of schedule 2 to this Opinion (the Due Diligence Documents); and

2.1.3	carried out the searches and enquiries listed in part 3 of schedule 2 to this Opinion.

2.2	We have not reviewed any other documents, looked at any other information, carried out any other searches or made any other enquiries for the purposes of this Opinion.

3.	ASSUMPTIONS AND QUALIFICATIONS

3.1	The opinions in this Opinion are:

3.1.1	strictly limited to the matters set out in paragraph 4 and do not extend to any other matters;

3.1.2	based on the assumptions listed in schedule 3; and

subject to:

3.1.3	the qualifications listed in schedule 4; and

3.1.4	any matters not disclosed to us.

4.	Opinions

As at the date of this Opinion we are of the opinion that:

4.1	each of the UK Companies is a private limited liability company duly incorporated in England and validly existing under English law;

4.2	each of the UK Companies has the capacity, power and authority to:

4.2.1	enter into and deliver the Transaction Documents to the extent it is a party to them; and

4.2.2	exercise its rights and perform its obligations under the Transaction Documents to the extent it is a party to them;

4.3	to the extent it is a signatory, each UK Company has taken all necessary corporate actions to authorise:

4.3.1	the entering into and delivery of the Transaction Documents; and

4.3.2	the exercise of its rights and the performance of its obligations under the Transaction Documents;

4.4	the obligations on the part of each UK Company contained in the Transaction Documents will, once executed and delivered, constitute valid, binding and enforceable obligations of that company under English law;

4.5	neither the execution and delivery of any of the Transaction Documents by any UK Company, nor the performance by any UK Company of any of its obligations under any of the Transaction Documents nor the exercise by any UK Company of any of their respective rights (if any) under any of the Transaction Documents conflicts with or will conflict with:

4.5.1	any provision of the constitutional documents of that UK Company; or

2

4.5.2	any present law or regulation having the force of law in England to which the UK Company is subject;

4.6	no consent, approval, licence or authorisation by any governmental or other public body in England is required to enable the UK Companies (or any of them) to enter into the Transaction Documents and/or to perform their respective obligations under the Transaction Documents;

4.7	it is not necessary in order to ensure the validity, effectiveness, enforceability or admissibility in evidence of the Transaction Documents that the whole or any part of the Transaction Documents be delivered, filed, recorded or registered with any public body in England;

4.8	the statements made in the Registration Statement insofar as they constitute summaries of English legal matters referred to therein, fairly summarize the matters described therein;

4.9	the consummation of the transactions contemplated in the Registration Statement and Prospectus and the issue of the Resale Shares will not result in the UK Companies violating any applicable laws of the United Kingdom;

4.10	save as previously announced by the Company, we consider that, with respect to the UK Companies, there is nothing which is material for disclosure to an acquirer of the Resale Shares in the context of the offering that is not accurately disclosed in the Transaction Documents; and

4.11	to our knowledge and belief, in relation to the UK Companies, the Transaction Documents do not include any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	RELIANCE

5.1	This Opinion is given solely for the benefit of the Issuer, Loeb and Loeb (for the purposes of rendering their own legal opinion in connection with the Registration) for use in connection with the Transaction Documents and the issue of the Resale Shares.

5.2	This Opinion may not, without our prior written consent, be distributed, circulated, quoted, referred to, relied upon by or otherwise disseminated to any other entity or person; or used by the Issuer or the Representative other than in connection with the Transaction Documents and the issue of the Resale Shares.

Yours faithfully

for Gateley Legal

3

schedule 1

united kingdom companies

1.	Energys Group Limited, a company incorporated in England and Wales with registered number 05691393.

2.	Energy Conservation Solutions Limited, a company incorporated in England and Wales with registered number 03619534.

3.	Energys Services Limited, a company incorporated in England and Wales with registered number 03805652.

4.	Goji Group Limited, (43.12% owned by Energys Group Limited), a company incorporated in England and Wales with registered number 13214080.

4

schedule 2

REVIEWed Documents

Part 1

Transaction Documents

1.	Draft copy of the Registration Statement on Form F-1 and accompanying Prospectus (version 6 ) dated 26 February 2026.

Part 2

Reviewed Documents

1.	Drafts of the Transaction Documents.

2.	A copy of the certificate of incorporation (and any certificate of incorporation on change of name) of each UK Company.

3.	A copy of the articles of association of each UK Company.

Part 3

Searches and enquiries

1.	An on-line search of the Company’s records at Companies House conducted on 26 February 2026.

2.	A search at the Companies Court in London of the Central Registry of Winding Up Petitions in relation to the Company carried out at 10 am on 26 February 2026.

5

schedule 3

Assumptions

The opinions in this Opinion are based on the following assumptions:

1.	All signatures, stamps and seals on all documents (whether originals or copies) are genuine and, in the case of any Transaction Document that is a deed, the signatures, stamps and seals of the parties to them were made or affixed on a single, complete, physical version of that deed which has remained intact since those signatures, stamps or seals were made or affixed.

2.	All original documents are authentic, complete and up to date.

3.	All copy documents are true and complete copies of authentic, complete and up to date originals.

4.	In the case of any document from which extracts only have been supplied to us, the extracts do not reveal a misleading view of the document as a whole.

5.	The documents reviewed and referred to in part 2 of schedule 2 have not been amended or rescinded and remain in full force and effect.

6.	All foreign language documents have been accurately translated.

7.	The form of the Transaction Documents to be executed by all the relevant parties is identical to that of the draft versions reviewed by us.

8.	Each party to the Transaction Documents, other than the Company, has the capacity, power and authority to:

8.1	enter into and deliver those of the Transaction Documents to which it is a party; and

8.2	exercise its rights and perform its obligations under those of the Transaction Documents to which it is a party.

9.	The Transaction Documents will, once executed and delivered, be legal, valid, binding and enforceable against each of the parties to those documents other than the Company.

10.	The Transaction Documents will be validly authorised, executed and delivered by each party to those documents other than the Company.

11.	All matters under the laws of any jurisdiction other than English law which apply to the parties to the Transaction Documents, other than the Company, or their property have been complied with and all such parties have fully complied with and will fully comply with all applicable English laws relevant to the Transaction Documents.

12.	In relation to the searches and enquiries referred to in part 3 of schedule 2:

12.1	the information disclosed by those searches and enquiries is true, complete, accurate and up to date;

12.2	there is no information which should have been disclosed by those searches and enquiries which has not been disclosed for any reason; and

12.3	further searches and enquiries would not have revealed additional or different matters that could have affected the opinions in this letter.

Please note, however, that those searches and enquiries may be unreliable and, in particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England and they do not indicate if insolvency proceedings have begun elsewhere. Further, they do not reveal whether or not any warning notice or restrictions notice has been issued under part 21A (Information about people with significant control) and schedule 1B (Enforcement of Disclosure Requirements) Companies Act 2006 (CA2006).

13.	The directors of the Company acted in good faith and each of the Transaction Documents will promote the success of the Company for the benefit of the Company’s members as a whole.

6

14.	Each of the parties to the Transaction Documents, other than the Company, has acted in good faith.

15.	No party to a Transaction Document is, or will be, engaging in misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Transaction Documents or otherwise within our actual knowledge which might render any Transaction Document, or any transaction contemplated by such documents or any associated activity, illegal, void or voidable.

16.	The Company has not passed a resolution for its winding up and no proceedings have been commenced or steps taken for the winding up of the Company or for the appointment of an administrator, administrative receiver or receiver in respect of all or any of the assets of the Company and no analogous procedure or step has been taken in relation to the Company in any jurisdiction.

17.	As regards the legally binding effect and enforceability in England of documents, obligations and other matters referred to under such documents, such documents, obligations and other matters are not illegal, non-binding or unenforceable under or by virtue of any applicable laws outside England (as to which we express no opinion).

18.	To the extent that any obligation under the Transaction Documents is to be performed in a jurisdiction other than England, its performance will not be illegal, non-binding or unenforceable under the laws of such jurisdiction (as to which we express no opinion).

19.	There is no other fact, matter or document which would, or might, affect this Opinion and which was not revealed by the documents examined or the searches and enquiries made.

7

schedule 4

Qualifications

The opinions in this Opinion are subject to the following qualifications:

1.	Searches

1.1	Any search at Companies House may not completely and accurately reflect the corporate situation of the Company due to:

1.1.1	failure by officers of the Company to file documents that ought to be filed;

1.1.2	statutory prescribed time periods within which documents evidencing corporate actions may be filed;

1.1.3	the possibility of additional delays (beyond the statutory time limits) between the taking of corporate action and the necessary filings at Companies House;

1.1.4	the possibility of delays at Companies House in the registration of documents and their subsequent copying onto the Company’s records; and

1.1.5	errors and mis-filing that may occur.

1.2	In addition, any search at Companies House is not capable of revealing:

1.2.1	whether or not any notice of intention to appoint an administrator had been filed prior to the appointment of such administrator and the filing of the details of such appointment;

1.2.2	prior to the making and filing of the relevant order, whether or not a winding-up petition or an application for an administration order has been presented; or

1.2.3	any warning notice or restrictions notice issued under part 21A (Information about people with significant control) and schedule 1B (Enforcement of Disclosure Requirements) CA2006.

1.3	Any search of the Central Registry of Winding Up Petitions at the Companies Court in London relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since:

1.3.1	there may be delays in entering details of petitions on the index;

1.3.2	District Registries and County Courts may not notify the Central Index immediately (or at all) of petitions which they have issued; and

1.3.3	errors and mis-filing may occur.

2.	Enforceability

2.1	In this Opinion, the term “enforceable” means that each obligation or document is of a type and form enforced by the English courts. We are not stating that every provision of each Transaction Document is enforceable in accordance with its terms in all circumstances. We are unable to make such an assertion because:

2.1.1	many aspects of English law are not stated as fixed rules that we can apply to the facts in order to predict with certainty the judgement of a court on any application to enforce a provision of a Transaction Document;

2.1.2	enforcement in the English courts will be subject to English rules of civil procedure; and

2.1.3	there are legal principles which, in certain circumstances, restrict or prohibit the exercise of rights or action that might exist in other circumstances or impose conditions on their exercise that might not apply otherwise.

8

2.2	In relation to the qualification in paragraph 2.1, you should be aware of the following points which illustrate the type of uncertainty and restriction we refer to (this is not an exhaustive list):

2.2.1	the power of an English court to grant equitable remedies, such as specific performance and injunctions, is discretionary and, accordingly, where an equitable remedy is sought an English court might, instead, make an award of damages if it considered this an adequate remedy;

2.2.2	claims may become time-barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 (as amended) or become subject to defences of set-off or counterclaim and failure or delay by any party in exercising any right may constitute a waiver of that right despite any provisions to the contrary in the Transaction Documents;

2.2.3	the English courts will not normally give full effect to provisions requiring an indemnity for the costs of litigation or enforcement, even to the successful litigant;

2.2.4	the effectiveness and enforceability of terms relieving or exonerating a party from a liability or duty are limited by law;

2.2.5	obligations to enter into negotiations and further agreements may not be effectively enforceable;

2.2.6	any provision in the Transaction Documents purporting to restrict the exercise of any statutory power by any person may be void;

2.2.7	the question of whether or not any provisions which may be illegal, invalid or unenforceable may be severed from other provisions would be determined by an English court at its total discretion;

2.2.8	any discretion to be exercised under a Transaction Document may be required by English law to be exercised reasonably and any determination may be required by English law to be based on reasonable grounds in order to be enforceable;

2.2.9	any obligation to pay additional amounts in circumstances of breach or default might be held to be unenforceable under English law on the ground that it is a penalty;

2.2.10	a provision requiring repayments to be made without deduction or withholding will not be enforced if a deduction or withholding is made pursuant to a legal obligation;

2.2.11	provisions in the Transaction Documents may be amended by oral agreement between the parties or by a course of conduct of the parties, although contractual agreements that require amendments to be made in writing have been found to be effective, it is still possible that provisions in the Transaction Documents may be amended by oral agreement between the parties or by a course of conduct of the parties where one party may be prevented from relying on a contractual provision to deny their informal agreement to a variation of a Transaction Document;

2.2.12	provisions considered by the English courts to lack certainty may not be enforceable;

2.2.13	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application relating to or affecting the rights of creditors;

2.2.14	under part 21A (Information about people with significant control) and schedule 1B (Enforcement of disclosure requirements) CA2006, a company may, in certain circumstances, issue a restrictions notice on a person. If that person has a “relevant interest” as defined in CA2006 in that company, the ability of any person to deal with that relevant interest may be restricted. This includes, without limitation, the ability to exercise rights attached to relevant shares or the ability to transfer relevant shares in the company;

2.2.15	the failure to exercise a right of action for more than a certain period may operate as a bar to the exercise of such right or may constitute a waiver of such right (and not withstanding any provision to the contrary in the Transaction Documents);

9

2.2.16	an undertaking to assume liability for UK stamp duty may be void under section 117 of the Stamp Act 1891;

2.2.17	a determination, calculation, certificate, notification or opinion of any party in relation to any matter provided for in the Transaction Documents might be held by the English courts not to be conclusive notwithstanding any provision in the Transaction Documents if it could be shown to have any unreasonable or arbitrary basis or in the event of manifest error or fraud;

2.2.18	the English courts have power to, but need not necessarily, give judgements in a currency other than sterling if, subject to the terms of the contract, it is the currency which most truly expresses the claimant’s loss;

2.2.19	enforcement of rights and obligations may be limited by relevant provisions of English law applicable to contracts held to have been frustrated by events happening after their execution;

2.2.20	prior representations, oral agreements and/or collateral agreements between the parties to an agreement may be incorporated into the agreement and/or have the effect of modifying its terms;

2.2.21	any obligations undertaken or given by one person in favour of another may be invalid if the obligation is, to the knowledge of that person, undertaken or given in breach of any other obligation of the first such person to a third party;

2.2.22	a person who is not a party to a Transaction Document may not be able to enforce a provision of that Transaction Document expressed to be for the benefit of that person where the Contracts (Rights of Third Parties) Act 1999 has been excluded;

2.2.23	an English court may hold that a judgment on a Transaction Document supersedes the provisions of such Transaction Document, so that any provision in that Transaction Document for the payment of money (for example, interest) may not be effective after a judgment;

2.2.24	an obligation may be unenforceable in England if it is contrary to mandatory provisions implied by English law or to public policy in England, or, if it is to be performed in a jurisdiction other than England, if it is illegal or contrary to public policy in that jurisdiction; and

2.2.25	the English courts have power to stay an action where it is shown that the action can, without injustice to the claimant, be tried in a more appropriate forum.

3.	Consents, filings, etc

In paragraphs 4.6 and 4.7 of this Opinion we give an opinion about whether there is a need to obtain any consent from, or to make any filing with, any public body. We express no opinion about the existence, extent or actual or potential effect of any requirement of this type imposed on the Company in any contract (or other arrangement) between the Company and any such public body.

4.	No opinion on other matters

Except as specifically set out in paragraph 4 of this Opinion, we express no opinion on any other matters. In particular, without limitation:

4.1	this Opinion relates only to the domestic law of England and not their conflict of law rules. It is assumed that no law of a jurisdiction other than England affects the conclusions in this Opinion and no opinion is expressed in relation to any such laws;

4.2	we express no opinion on any representations or warranties given in the Transaction Documents;

4.3	we express no opinion on whether or not the Company complies with laws, regulations and rules affecting it, its business or its assets (except where we say so specifically in this Opinion);

10

4.4	we express no opinion as to the tax treatment or consequences of the Transaction Documents or of the transactions contemplated by it or on any taxation aspect;

4.5	we express no opinion on the ability of any person that is not a party to a Transaction Document to enforce any obligations arising under that Transaction Document, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

4.6	we express no opinion as to whether the Company’s execution and delivery of the Transaction Documents or the exercise of its rights or the performance of its obligations under those documents causes it to breach any agreement to which it is party;

4.7	we express no opinion as to the effectiveness of any trust, turnover or similar arrangement under the Transaction Documents;

4.8	we express no opinion on the enforceability of any Transaction Document by any person not party to it;

4.9	we express no opinion as to the enforceability of any provision of the Transaction Documents which attempts to limit or restrict the right of any Company to amend its constitutional documents;

4.10	we express no opinion as to whether the Company’s execution and delivery of the Transaction Documents or the exercise of its rights or the performance of its obligations under those documents causes it to breach any agreement to which it is party;

4.11	we express no opinion on matters of fact; and

4.12	in so far as any of the opinions in this Opinion may express or be deemed to express any opinion as to future events or matters, our opinion is based solely upon existing law in force as at today’s date and upon existing documents of which we have knowledge. We have not undertaken to update our opinion in future or to advise you of any changes in law (or its interpretation) that might affect our opinion.

11